Exhibit 5.1

[Jones Day Letterhead]

January 24, 2007

SunPower Corporation

3939 North First Street

San Jose, CA 95134

Re:     SunPower Corporation

Ladies and Gentlemen:

We are acting as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the issuance of up to 1,601,839 shares of Class A Common Stock, $0.001 par value per share, of the Company (the “Shares”) pursuant to the PowerLight Common Stock Option and Common Stock Purchase Plan (the “Plan”) and certain non-Plan options held by current and former PowerLight Corporation employees assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of November 15, 2006 and as amended by that certain First Amendment to Agreement and Plan of Merger dated as of December 21, 2006 as that certain side letter agreement dated as of January 10, 2007, to which the Company is a party.

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized, and when issued and delivered pursuant to the terms of the Plan or the non-Plan options, as applicable, and the agreements contemplated thereunder, against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

SunPower Corp.

January 24, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day